                                                                    EXHIBIT 12a

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                    For the Years Ended December 31,
                                                 --------------------------------------
                                                  2004    2003    2002    2001    2000
                                                 -----   -----   -----   -----   ------
                                                        (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations        $ 592   $ 376   $ 320   $ 324   $  994
Fixed Charges                                      362     390     408     461      447
                                                 -----   -----   -----   -----   ------
Total Earnings                                   $ 954   $ 766   $ 728   $ 785   $1,441
                                                 =====   =====   =====   =====   ======

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $ 362   $ 390   $ 406   $ 458   $  444
Interest Factor in Rentals                          --      --       2       3        3
                                                 -----   -----   -----   -----   ------
Total Fixed Charges                              $ 362   $ 390   $ 408   $ 461   $  447
                                                 =====   =====   =====   =====   ======
Ratio of Earnings to Fixed Charges                2.64    1.96    1.78    1.70     3.22
                                                 =====   =====   =====   =====   ======

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.